Exhibit 107

Calculation of Filing Fee Tables

Form F-3

(Form Type)

CURRENC GROUP INC.

(Exact Name of Registrant as Specified in Its Charter)

Table 1: Newly Registered Securities and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(1)(2)	Proposed Maximum Offering Price Per Unit(3)	Maximum Aggregate Offering Price(2)(3)	Fee Rate	Amount of Registration Fee(4)		Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid in Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to be Paid	Equity	Ordinary Shares, par value $0.0001 per share	Rule 457(o)
	Debt	Debt Securities	Rule 457(o)
	Other	Warrants	Rule 457(o)
	Other	Rights	Rule 457(o)
	Other	Units	Rule 457(o)
	Unallocated (Universal) Shelf		Rule 457(o)	$50,000,000	(3)	$50,000,000	0.00013810	$6,905
Fees Previously Paid	Unallocated (Universal) Shelf	N/A	Rule 457(o)	N/A	N/A	$100,000,000	0.00015310	$15,310
Carry Forward Securities
Carry Forward Securities	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A		N/A	N/A	N/A	N/A
	Total Offering Amounts					$150,000,000		$22,215
	Total Fees Previously Paid							$15,310
	Total Fee Offsets							N/A
	Net Fee Due							$6,905	(5)

(1)	There are being registered hereunder such indeterminate number of the securities of each identified class being registered as may be sold from time to time at indeterminate prices, with an initial aggregate public offering price not to exceed $150,000,000. Separate consideration may or may not be received for securities that are issuable on exercise, conversion or exchange of other securities or that are issued in units. To the extent that separate consideration is received for any such securities, the aggregate amount of such consideration will be included in the aggregate offering price of all securities sold. If any debt securities are issued at an original issue discount, then the offering price of such debt securities shall be in such greater principal amount as shall result in a maximum aggregate offering price not to exceed $150,000,000, less the aggregate dollar amount of all securities previously issued hereunder.

(2)	In United States dollars or the equivalent thereof in any other currency, currency unit or units, or composite currency or currencies.

(3)	The proposed maximum aggregate offering price of each class of securities will be determined from time to time by the Registrant in connection with the issuance by the Registrant of the securities registered hereunder and is not specified as to each class of securities pursuant to Instruction 2.A.iii.b of the Instructions to the Calculation of Filing Fee Tables and Related Disclosure of Form F-3 under the Securities Act.

(4)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act with respect to the securities to be sold by the Registrant.

(5)	With the filing of this amendment to this registration statement, we have increased the maximum aggregate offering price of the securities to $150,000,000, a $50,000,000 increase. At the time of the filing of our initial filing of this registrant statement on September 17, 2025 (the “Initial Filing”), we paid the fee for the maximum aggregate offering of $100,000,000 of securities. At the Initial Filing, we paid a registration fee of $15,310. With the US$50,000,000 increase in the maximum aggregate offering price in this registration statement, we owe a total of $22,215. By applying the balance of the fees previously paid in connection with the Initial Filing, our balance due for filing fees is US$6,905.